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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement of Eaton Vance Limited Duration Income Fund on Form N-2 filed by the Fund under the Securities Act of 1933, as amended (Registration No. 333-105916) and under the Investment Company Act of 1940, as amended (Registration No. 811-21323) of our report dated May 7, 2003, relating to the financial statements of Eaton Vance Limited Duration Income Fund in the Statement of Additional Information which is part of such registration statement.

We also consent to the references to our Firm under the heading "Independent auditors" in the Prospectus and Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP
    Boston, Massachusetts
    July 18, 2003